AGREEMENT AND PLAN OF MERGER


     This Agreement ("Agreement") is made and entered into on June 10, 1998, pursuant to the provisions of Section 4A-701 of the Annotated Code of Maryland, by and among:

     DIVERSIFIED TECHNOLOGIES, INC., a Wyoming corporation (the "Company");

     ATC GROUP, INC., a Maryland corporation, as the surviving corporation in the merger ("Survivor");

     ATC GROUP L.L.C., a Maryland limited liability company sometimes referred to as ATC GROUP, LLC, as the company assimilated in the merger ("Assimilated Company" or "ATC Group");

     and those persons executing this Agreement in their capacity as members of ATC Group (the "Members").

                                R E C I T A L S:

     A. The Members collectively own of record and beneficially all of the membership interests of ATC Group (the "ATC Interests"), which now and as of the closing of the transactions herein contemplated shall constitute one hundred percent (100%) of the equity ownership interest in and to ATC Group: and

     B. Survivor is a Maryland corporation wholly owned by the Company, formed for the purpose of the merger herein contemplated. The Members and the Company desire that ATC Group be merged into Survivor, on the terms and subject to the conditions of this Agreement; and

     C. The board of directors of the Company and the Managers of ATC have approved the execution of this Agreement and performance of the parties' respective obligations hereunder.

     NOW THEREFORE, for and in consideration of the premises and the mutual promises and undertakings contained herein, and for other good and valuable consideration, and subject to the terms and conditions of this Agreement, the parties hereto agree as follows:

     1. THE MERGER.

     1.1 Merger. In accordance with the provisions of this Agreement, the Maryland General Corporation Law, and the Maryland Limited Liability Company Act, ATC Group shall be merged with and into Survivor (the "Merger"). Survivor and the Assimilated Company are sometimes referred to in this Agreement as the "Constituent Companies."

     1.2 Filing and Effectiveness. The Merger shall become effective when the following actions shall have been completed:

        (a) This Agreement and the Merger shall have been adopted and approved by the shareholders of each Constituent Company in accordance with the respective requirements of the Maryland General Corporation Law and the Maryland Limited Liability Company Act; and

        (b) An executed counterpart of this Agreement shall have been filed with the Secretary of State of the State of Maryland; and

     The date and time when the Merger shall become effective, as aforesaid, is herein called the "Effective Time."

     1.3 Articles of Incorporation. The Articles of Incorporation of Survivor as in effect immediately prior to the Effective Time shall continue in full force and effect as the Articles of Incorporation of the Survivor until duly amended in accordance with the provisions thereof and applicable law.



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

     1.4 Bylaws. The Bylaws of Survivor as in effect immediately prior to the Effective Time shall continue in full force and effect as the Bylaws of the Survivor until duly amended in accordance with the provisions thereof and applicable law.

     1.5 Directors and Officers. On the Effective Time, the current officers and directors of the Company and Subsidiary shall resign as necessary and the persons named below shall be elected as the directors and executive officers of both the Company and Survivor:

           Name                                  Position
     -----------------               -------------------------------
     Thomas Yang            DIRECTOR, President
     Enghe Chimood          DIRECTOR, Vice President for Engineering Development
     Ke-Ou Chao             DIRECTOR, Vice President for System Engineering
     Director Designee      DIRECTOR, Chairman of the Board

It is agreed by the parties that the above four persons shall serve on the board of directors of the Company for a period of three (3) years following the Effective Time, subject to each person's continuing consent to serve, and the Members agree that such persons shall, during such three-year period, be nominated for election to the board of directors at every meeting of the shareholders at which directors are elected. The Members agree to affirmatively vote all of their shares of the Company entitled to vote in the election of directors in favor of electing the above four persons to the board of directors in all elections of directors during the three year period, whether occurring at a shareholder meeting or by written consent or otherwise. All four persons shall also serve on the board of directors of and hold the same positions in the Survivor. It is agreed by the parties that Director Designee shall serve on the executive, audit and compensation committees (when and if established) of the board of directors of the Company and the Survivor, for such three (3)-year period.

     1.6 Effect of Merger. Upon the Effective Time, the separate existence of ATC Group shall cease and the Survivor (i) shall continue to possess all of the assets, rights, powers and property of Survivor as constituted immediately prior to the Effective Time, shall be subject to all actions previously taken by ATC Group and shall succeed, without other transfer, to all of the assets, rights, powers and property of ATC Group, (ii) shall continue to be subject to all of the debts, liabilities and obligations of ATC Group as constituted immediately prior to the Effective Time and shall succeed, without other transfer, to all of the debts, liabilities and obligations of ATC Group in the same manner as if Survivor had itself incurred them, all as more fully provided under the applicable provisions of the Maryland General Corporation Law and the Maryland Limited Liability Company Act.

     1.7 Post-Merger Covenants of Survivor. Survivor covenants and agrees that it will, after the Effective Time:

        (a) File all documents with the franchise tax authorities of the State of Maryland necessary to the assumption by Survivor of all of the franchise tax liabilities of the Assimilated Company.

        (b) File with the Securities and Exchange Commission and any applicable state authorities a completed Notice of Sale of Securities on Form D as required by Rule 503 of Regulation D and take such other actions as may be required by applicable law.

     1.8 Amendment. The Boards of Directors and Managers of the Constituent Companies and the Company may amend or supplement this Agreement by written instrument at any time prior to the filing of this Agreement (or a certificate in lieu thereof) with the Secretary of State of the State of Maryland, provided that an amendment shall not (i) alter or change the amount or kind of Merger Shares to received, (ii) alter or change any term of the Articles of Incorporation of Survivor, or (iii) alter or change any of the terms and conditions of this Agreement if such alteration or change would adversely affect the holders of any class or series thereof or adversely affect the Members.

     1.9 Registered Office. The Registered Office of the Survivor in the State of Maryland is located at 300 Lombard Street, Baltimore, Maryland 21202, and Corporation Trust Incorporated is the Resident Agent of the Survivor at such address.


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

     1.10 Further Actions. If at any time Survivor shall consider or be advised that any further assignment or assurances in law are necessary or desirable to vest or to perfect or confirm of record in Survivor the title to any property or rights of an Assimilated Company, or to otherwise carry out the provisions of this Agreement, then the proper officers and directors of the Assimilated Company as of the Effective Time shall execute and deliver to Survivor any and all proper deeds, assignments and assurances in law, and do all things necessary or proper to vest, perfect or confirm title to such property or rights in Survivor.

     1.11 Copies of this Agreement. Executed copies of this Agreement will be on file at the principal place of business of Survivor located at 20010 Century Boulevard, Suite 300, Germantown, Maryland 20874, and copies thereof will be furnished to any shareholder or Member of the Constituent Company upon request and without cost.

     2. MANNER OF CONVERSION OF ATC GROUP MEMBERSHIP INTERESTS.

     2.1 Conversion of ATC Group Membership Interests. At the Effective Time, all of the membership interest in and to ATC Group shall, by virtue of the Merger and without any action by any Member owning such membership interests or any other person, be converted into and exchanged for an aggregate of:

     (i) 6,200,000 common shares of the Company, no par value (the "Common Merger Shares"); and

     (ii) 2,066,667 shares of the preferred stock of the Company, no par value, designated as the Series A Voting Convertible Preferred Stock ("Preferred Merger Shares"), the rights, preferences and designations of the Preferred Merger Shares being set forth as EXHIBIT A to this Agreement.

The Common Merger Shares and Preferred Merger Shares are sometimes collectively referred to in this Agreement as the "Merger Shares." The Merger Shares shall be prorated among the Members in proportion to their respective ownership of the total membership interest in ATC Group and shall be issued as set forth on
SCHEDULE 2.1 hereto. The Merger Shares will, when issued, be validly issued, fully paid, and nonassessable, the sale, issuance and delivery of the Merger Shares on the terms herein contemplated has been authorized by all requisite corporate action of the Company, and the Merger Shares will not be subject to any preemptive rights, options or similar rights on the part of any shareholder or creditor of the Company or any other person.

     2.2 Outstanding Common Stock of Survivor. At the Effective Time, the shares of common stock of Survivor issued and outstanding immediately prior thereto shall continue to exist without change.

     2.3 Membership Interests Deemed Exchanged. The Operating Agreement of ATC Group, and it alone, sets forth the ownership and identifies the holders of all the membership interest of ATC Group, and no certificates or similar instruments exist which evidence any Member's ownership of the membership interest or identify the extent of any Member's interest. Accordingly, the Members shall not be required to surrender any certificate or other instrument in exchange for the Merger Shares other than due execution of this Agreement and performance of the Member's obligations hereunder. At the Effective Time, the Members shall cease to own an interest in or to ATC Group and shall be entitled only to their respective Merger Shares in exchange therefor.

     2.4 Restricted Status of Merger Shares. The Merger Shares, which term also includes the common shares into which the Preferred Merger Shares are converted ("Conversion Shares"), have not been registered under the Securities Act of 1933, as amended ("Act"), in reliance upon exemptions from registration provided by Section 4(2) of the Act and/or Rule 505 or 506 under the Act and under the securities or blue sky laws of applicable states or any rules or regulations promulgated thereunder, on the grounds that the transactions contemplated in this Agreement do not involve any public offering. The Merger Shares are "restricted securities" as that term is defined in Rule 144(a) of the General Rules and Regulations under the Act and must be held indefinitely, unless they are subsequently registered under the Act or an exemption from such registration requirements is available for their resale. The prior written consent of the Company will be necessary for any transfer of any or all of the Merger Shares, unless the shares have been duly registered under the Act or the transfer is made in accordance with Rule 144 or other available exemption under the Act.




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

     2.5 Investment Legends Required. Further, any and all certificates issued evidencing the Merger Shares shall, unless and until removed in accordance with law, bear a restrictive legend substantially in the following form:

          "The shares represented by this Certificate have not been registered under the Securities Act of 1933, as amended (the "Act"), and are "restricted securities" as that term is defined in Rule 144 under the Act. These shares may not be offered for sale, sold or otherwise transferred except pursuant to an effective registration statement under the Act, or pursuant to an exemption from registration under the Act."

     2.6 Assignment of Merger Shares. If any certificate for Merger Shares is to be issued in a name other than that in which the membership interest is registered as reflected in the Operating Agreement of ATC Group, it shall be a condition of issuance thereof that the assigning Member has given clear and unequivocal written instructions to the Company for such assignment, that such instructions be notarized, that such transfer otherwise be proper, and that the person requesting such transfer pay any transfer or other taxes payable by reason of the issuance of such new certificate in a name other than that of the assigning Member or establish to the satisfaction of Survivor that such tax has been paid or is not payable.

     2.7 No Additional Shares to be Issued. Other than shares of common stock and Standing Options (as defined below) outstanding as of the date of this Agreement as disclosed in writing to ATC Group or otherwise permitted by this Agreement, the Company shall not issue any other shares of its capital stock prior to consummation of the Merger, without the prior written consent of ATC Group. However, ATC Group and the Members acknowledge and agree that the Company intends to sell and issue an aggregate of 1,600,000 units ("Units") at a price of US$.10 per Unit, each Unit consisting of (i) ONE share of common stock, (ii) ONE Class A common stock purchase warrant exercisable until 5:00 o'clock p.m. Eastern Time on April 30, 1999, to purchase one share of the Company's common stock at a price of US$0.12 per share, (iii) ONE Class B common stock purchase warrant exercisable until 5:00 o'clock p.m. Eastern Time on April 30, 1999, to purchase one share of the Company's common stock at a price of US$0.16 per share, and (iv) ONE Class C common stock purchase warrant exercisable until 5:00 o'clock p.m. Eastern Time on April 30, 1999, to purchase one share of the Company's common stock at a price of US$0.22 per share, all intended to raise funds for operations of ATC Group, some or all of which may be sold and issued prior to the Effective Time. The exercise prices of the warrants shall be subject to adjustment in the event of certain corporate events and recapitalizations, and the exercise periods may be extended in the discretion of the Company's board of directors.

     2.8 Plans to Continue In Force. The 1997 Compensatory Stock Option Plan and 1997 Employee Stock Compensation Plan of the Company shall continue in force after the Effective Time without change.

     3. OTHER AGREEMENTS.

     3.1 The Company's Option to Redeem Merger Shares. The Company shall have the right for a period of twenty-four (24) months following the Effective Time (the "Period") to redeem and shall redeem all Merger Shares at a price of Five Cents (US$.05) per share, held by any Member whose employment with the Company is, during the Period, voluntarily terminated by the Member or is involuntarily terminated by the Company for serious cause; and the Company shall, in the event a Member's employment with the Company is involuntarily terminated for cause during the Period, have the right to redeem and shall redeem only part of the Merger Shares based upon proration through the date of termination. Every Member agrees to this redemption right in favor of the Company and agrees to execute at the Effective Time an option in favor of the Company in the form of EXHIBIT B to this Agreement. The Members agree that the terms and duration of the Period are reasonable. This Section 3.1 shall not apply to any Member who is not employed by the Company or an affiliated company during the Period. This redemption right shall not apply if termination of a Member's employment with the Company occurs due to a merger, stock exchange or consolidation of the Company with, or sale of the Company or all or substantially all of its assets to, another company or persons then unaffiliated with the Company.

     "Employment with the Company" as used in this Section shall include a Member's employment or relationship as an officer, employee, consultant or adviser with the Company or any affiliated company, provided that the Member renders regular services averaging in any 90-day period not less than twenty-five (25) hours per week. "Employment with the Company" as herein used shall not be affected by a Member's transfer of employment



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

among the Company and any one or more affiliated companies. A Member's employment with the Company shall not be deemed terminated by death, by bona fide permanent or temporary disability or sick leave, by military leave or by leave (e.g., jury duty) required by law or legal process; except that incarceration for a period exceeding nine months upon conviction for any crime or for contempt of court will constitute termination of employment with the Company. The term "affiliated company" means Survivor, any other wholly or principally owned subsidiary of the Company, and any joint venture or other business venture in which the Company or an affiliated company owns at least twenty-five percent (25%) of the equity and net profits interest. "Serious cause" is defined on SCHEDULE 3.1 to this Agreement. "Cause" means any reason for termination by the Company other than serious cause.

     The Company is required to redeem Merger Shares of any Member whose employment with the Company terminates during the Period, and this redemption right shall not be waived, surrendered, forgiven or in any manner given up by the Company. Any officer or director of the Company who does or attempts to do so or who fails to vigorously pursue redemption when applicable shall be liable to the Company. This Section is intended for the protection of existing shareholders of the Company and persons who become shareholders of the Company during the Period. The parties expressly agree that all shareholders of the Company at the time a Member's employment with the Company terminates during the Period are and shall be third party beneficiaries of this provision. Any one or more of such shareholders may bring an action to compel the Company to redeem Merger Shares when redemption is required by this Section and/or to recover on the Company's behalf any damages suffered by failing to redeem Merger Shares when required hereunder. A shareholder prevailing in such action shall be entitled to reimbursement from the Company for costs and reasonable attorneys' fees incurred in bringing such action(s). Notwithstanding anything to the contrary contained in this Section the Company and its officers and directors shall be excused from pursuing any redemption required by this Section if redemption is excused by affirmative vote of a majority of the Company's shareholders other than the Members, who shall not vote or have any right to vote on any such proposal. This Section 3.1 shall not constitute an employment agreement, and no provision of this Section 3.1 shall in and of itself entitle any Member to continued employment with the Company.

     3.2 Prohibited Recapitalizations. The parties acknowledge that, following the Effective Time, the Members when acting as a group will hold the majority of the Company's voting power. It is expressly agreed among the parties that during the Period, the Company shall not effect any "prohibited recapitalization," defined as any reverse split or combination of its common shares, or any reorganization, recapitalization or other action whatsoever which has the effect of changing the number of outstanding common shares of the Company into a smaller number of common shares. Each Member expressly agrees that, during the Period, he, she or it will not vote for or support any prohibited recapitalization nor grant a proxy or other voting right to a person other than a Member to vote at any meeting or act by written consent on a proposal to effect a prohibited recapitalization, and will affirmatively oppose any attempt to effect a prohibited recapitalization during the Period unless approved as permitted in this Agreement. The term prohibited recapitalization does not include a merger, exchange, consolidation or similar transaction with an entity then unaffiliated with the Company or any Member.

     3.3 Options and Warrants Prohibited. During the second year of the Period, the Company's board of directors may by unanimous action grant to one or more of the Members options to purchase an aggregate of not more than 600,000 shares of the Company's common stock for an option period not to exceed three years (the "Permitted Options") pursuant to the Company's 1997 Compensatory Stock Option Plan, on terms determined by the Company's full board of directors, provided, that the price per share shall be the greater of $3.00 per share or the fair value of the common stock on the date of grant; "fair value" meaning the highest sale price of the common stock on the date of award. If the common stock of the Company is split or (with shareholder approval as herein provided) reverse split during the Period, the number of shares subject to purchase under Permitted Options and the lowest permissible exercise price per share as set forth in this Paragraph shall be adjusted accordingly. Except for Permitted Options, during the Period no stock, nor options, warrants or other rights to acquire common stock of the Company, nor any instrument exchangeable for or convertible into common stock or any right to acquire common stock of the Company, shall be issued, awarded or granted to any Member.

     3.4 Excessive Parachute Awards Prohibited. During the Period, no contract, agreement or understanding of any kind shall be executed or put into place between the Company or any affiliated company on the one hand, and any Member on the other hand, which calls for any excessive parachute award, whether in the form of money, money equivalents, stock or other property or thing of value, to be paid to a Member upon termination of the


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Member's employment with the Company as defined in this Agreement. An excessive parachute award is one the cash amount or fair value of which exceeds $10,000 at the time of award, excluding compensation and accrued or deferred compensation already due at the time of termination.

     3.5 Excessive Compensation Prohibited. During the first twelve months of the Period, no Member shall receive annual compensation in cash or cash equivalents or in any other form with a cash value exceeding US$60,000 in amount, including fees, salaries, bonuses, perquisites and the like, but excluding commissions on sales generated; provided, that compensation may be increased in the second twelve months of the Period to an amount not exceeding US$70,000 for any Member. Notwithstanding the foregoing provisions of this Section, the full board of directors may by unanimous vote award extra compensation in excess of amounts permitted by this Section to a Member based on extraordinary effort or results benefitting the Company, in an amount reasonably commensurate with the effort or results.

     3.6 Right to Enforce Provisions. The provisions set forth in Paragraphs
3.2 through 3.5 are intended for the protection of persons who are and during the Period become shareholders of the Company, and all parties agree that such provisions and the duration of the Period are reasonable. Prohibited recapitalizations and other things and acts prohibited in Sections 3.2 through 3.5 are referred to in this paragraph as "prohibited acts." The parties expressly agree that all shareholders of the Company at the time of the taking of a prohibited act are or shall be third party beneficiaries of such provisions. Any one or more of such shareholders may bring an injunctive action to prevent a prohibited act, an action to force the Company to revoke or rescind a prohibited act as if it had never been effected, an action to recover on the Company's behalf any damages suffered by effecting the prohibited act, or any one or more of such actions, or may otherwise judicially enforce such provisions. Any shareholder prevailing in such injunctive or other action shall be entitled to reimbursement from the Company and all officers and directors involved in effecting the prohibited act for costs and reasonable attorneys' fees incurred in bringing such action(s). Notwithstanding anything contained in Sections 3.2 through 3.5, however, a prohibited act may be effected during the Period if (i) approved by the Board of Directors and placed by the Board of Directors before the Company's shareholders for vote; and (ii) approved in advance by affirmative vote of a majority of the Company's shareholders other than the Members, who shall not vote or have the right to vote on approval of any prohibited act.

     3.7 The Company, Survivor and ATC Group to Obtain Financial Statements. The Company, Survivor and ATC Group each shall by June 30,1998, provide financial statements, including a balance sheet as of December 31, 1997, and statements of cash flows, operations and changes in stockholders' or members' equity for the period from inception through December 31, 1997, together with all required footnotes and schedules, reviewed by a certified public accountant. Such statements shall be prepared in accordance with Item 310 of Regulation S-B of the Securities and Exchange Commission and with generally accepted accounting principles, applied on a consistent basis. Such statements shall be audited as soon as practicable thereafter by independent certified public accountants who are members of the SEC Practice Section of the AICPA.

     3.8 The Company's Capitalization at the Effective Time. At the Effective Time, the Company shall have issued and outstanding common stock and/or options or other rights to purchase its common stock (the "Standing Options") totaling in the aggregate not more than 2,000,000 shares of its common stock, excluding any common shares issued as part of the Units (defined below). Other than such 2,000,000 shares and shares underlying options, at the effective time the Company will not without the prior written consent of ATC Group have issued or outstanding any other shares of stock, nor any options or other rights to purchase its common stock, nor any instrument convertible into or exchangeable for its common stock.

     3.9 Capital Available to Survivor. The parties acknowledge that a principal consideration for the Assimilated Companies and the Members to enter into the Merger is for the Company to raise US$1,000,000 in cash or other value from an offering of securities prior to deduction of offering-related expenses and legal costs not to exceed US$100,000, to be raised within six (6) months after the Effective Time. ATC Group and the Members acknowledge and agree that the Company will raise such capital through the offer and sale of the Units in an offering exempt from the Act's registration requirements pursuant to Rule 504 under the Act. Each time the Company transfers any of the net proceeds from the offering to Survivor, the Company's management shall determine whether the transfer of funds to Survivor shall be treated as a loan or a capital contribution, and the proper documents shall be prepared and executed to memorialize the treatment selected.


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     4. ATC GROUP'S REPRESENTATIONS AND WARRANTIES. ATC Group hereby represents and warrants that the following are true and correct as of the date hereof and will be true and correct through the Effective Time as if made on that date:

        (a) Legal Status. ATC Group is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Maryland, with all requisite power and authority to carry on the business in which it is engaged, to own the properties and assets it owns, and is duly qualified and licensed to do business and is in good standing in all jurisdictions where the nature of its business makes such qualification necessary.

        (b) Capitalization. SCHEDULE 4(b) sets forth, as of the date of this Agreement, the names and addresses of all Members of ATC Group and the membership interest held by each. No other class or type of membership or equity interest in or to ATC Group exists. All of the membership interest of ATC Group have been duly authorized, validly issued, and are fully paid and nonassessable. Neither ATC Group has outstanding any option, warrant or similar instrument and is not a party to or bound by any agreement, instrument, arrangement, contract, obligation, commitment or understanding of any character, whether written or oral, express or implied, whereby it is bound to issue to any person a share of its membership or equity interest, or any instrument or right convertible into or exchangeable for a share of its membership or equity interest. ATC Group has provided to the Company an operating agreement which among other things sets forth the names and addresses of its Members and the membership interests held by each, which are the same as reflected on the signature page hereto.

        (c) ATC Group's Ownership of the Technology. ATC Group has solely developed and owns all right, interest and title whatsoever in and to certain products and technologies (collectively, the "Technology") free of any claim of invention, contribution or other adverse claims of third persons and free and clear of all security interests, liens, claims and encumbrances of Members and all third persons, including all current and former employees, officers, directors, consultants and agents of ATC Group (collectively, "Related Parties"). The Technology is identified on SCHEDULE 4(c) to this Agreement, which shall not disclose any proprietary information or trade secrets. The Company's ownership of the Technology is not subject to any legitimate claim of ownership, interest, invention, contribution or other claim by any current or former Related Party of ATC Group, except as disclosed in writing to the Company. Nothing in this Agreement shall be deemed to be a representation or warranty that ATC Group is the owner of any part or component of the Technology licensed or otherwise held or used by ATC Group subject to the ownership rights of a third party, provided that such part or component is described on SCHEDULE 4(c) to this Agreement, along with the name of the owner and the nature of the license or other right to it held by ATC Group.

        (d) Litigation. There are no claims, actions, suits, proceedings or investigations pending or threatened against or affecting ATC Group or any of its properties or assets in any court or by or before any federal, state, municipal or other governmental department, commission, board, bureau, agency or other instrumentality, domestic or foreign, or arbitration tribunal or other forum which, if determined adversely to ATC Group, would materially affect its business, prospects, properties or financial condition or ATC Group's right to conduct its business as being conducted or expected to be conducted, except as disclosed on SCHEDULE 4(d). There are no judgments, decrees, injunctions, writs, orders or other mandates outstanding to which ATC Group is a party or by which it is bound or affected, except as disclosed on SCHEDULE 4(d). Copies of material pleadings shall accompany such schedule.

        (e) Estoppel. All statements made in this Agreement, or in any Exhibit or Schedule hereto, or in any document or certificate executed and delivered herewith, by ATC Group are true, correct and complete as of the date of this Agreement and will be so as of the Effective Time. All statements contained in any certificate made by any official of ATC Group and delivered to the Company shall be deemed representations and warranties of ATC Group.

        (f) Compliance with Laws and Permits. ATC Group has complied in all material respects with its articles of organization and operating agreement (each as amended to date), all applicable laws, regulations and rules, all applicable orders, judgments, writs, decrees or injunctions of federal, state and municipal governments or any department, agency or other instrumentality thereof, domestic or foreign, applicable to its business or properties, and has not done or omitted to do any act or acts which singly or in the aggregate are in violation of any

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of the foregoing. ATC Group has obtained all federal, state and municipal licenses and permits necessary to its properties and operations, is not in violation of any such license or permit and has not received any notification that any revocation or limitation thereof is pending or threatened.

        (g) No Undisclosed Material Liabilities. ATC Group has not incurred any liabilities or obligations whatever (whether direct, indirect, accrued, contingent, absolute, secured or unsecured or otherwise), including liabilities as guarantor or surety or otherwise for the obligations of others and tax liabilities due or to become due, except as described on SCHEDULE
4(g). There is no basis for any material claim against ATC Group's assets which involves an amount in excess of $10,000, except as disclosed in writing to the Company.

        (h) Material Transactions and Adverse Changes. Except as has been disclosed in writing to the Company, ATC Group has not and as of the Effective Time will not have: (i) suffered any materially adverse change in its assets taken as a whole; (ii) suffered any damage or destruction in the nature of a casualty loss to any one or more of its assets, whether or not covered by insurance, which singly or in the aggregate are materially adverse to the properties or business of ATC Group; (iii) made any change in any method of accounting or accounting practice, including the revaluation of any of its assets; or (iv) agreed in writing or otherwise to take any action prohibited in this Paragraph 4(h).

        (i) Taxes. All income, excise, unemployment, social security, occupational, franchise, ad valorem and other taxes, duties, assessments or charges levied, assessed or imposed upon ATC Group by the United States or by any state or municipal government or subdivision or instrumentality thereof have been duly paid or adequately provided for, and all required tax returns or reports concerning any such items have been duly filed. Adequate reserves have been established for all income and other tax liabilities in its financial statements for the period then ended and all preceding periods, except as otherwise disclosed on SCHEDULE 4(i). ATC Group has not waived any statute of limitations with respect to any tax liability whatever for any period prior to the date of this Agreement or agreed to any extension of time with respect to a tax assessment or liability. No consents have been filed by ATC Group pursuant to Paragraph 341(f) of the Internal Revenue Code of 1986, as amended.

        (j) Contracts. Attached to this Agreement as SCHEDULE 4(j) is a listing of all contracts to which ATC Group is a party. With respect to each such contract, except as disclosed in writing to the Company (i) ATC Group is not in default, (ii) the contract is legal, valid, binding, in full force and effect and enforceable in accordance with its terms, and (iii) the contract will continue after the Effective Time to be legal, valid, binding, in full force and effect in accordance with its terms. Contracts or commitments described in any other schedule need not be disclosed in such schedule.

        (k) Indebtedness to or from Affiliates. Except as disclosed on SCHEDULE 4(k), ATC Group is not indebted to any officer, director, employee or shareholder thereof as of the date of this Agreement, and no money or property is owed to ATC Group by any officer, director, employee or shareholder thereof, and none will be owed as of the Effective Time.

        (l) Financial Statements and Records. ATC Group will provide to the Company its financial statements back to inception. All such statements shall fairly present the assets, liabilities and financial condition of ATC Group as of the respective dates thereof, and all shall have been prepared in conformity with generally accepted accounting principles, consistently applied during the periods covered. For purposes of this Agreement, such statements shall include all notes thereto. ATC Group also will furnish to the Company copies of its other books, accounts and records.

        (m) Employees and Salaries. ATC Group will provide to the Company a list of all officers and employees of ATC Group, reflecting the job description and salary of each person.

        (n) Insurance. Attached hereto as Schedule 4(n) is a list of all insurance policies of ATC in effect.

        (o) Documents Genuine. All originals and/or copies of ATC Group's articles of organization and operating agreement, each amended to date, and all minutes of meetings and written consents in lieu of meetings of Members, managers, board of governors and committees of governors of ATC Group, financial data, and any and all other documents, material, data, files, or information which have been or will be furnished to the Company, are and will be true, complete, correct and unmodified originals and/or copies of such documents, information, data, files or material.

        (p) Authorization and Validity. The execution, delivery and performance by ATC Group of this Agreement and any other agreements contemplated hereby, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by ATC Group and all necessary approvals of the shareholder(s) of ATC Group will have been obtained by the Effective Time.
This Agreement and any other agreement contemplated hereby have been or will be as of the Effective Time duly executed and delivered by ATC Group and constitutes and will constitute legal, valid and binding obligations of ATC Group, enforceable against it in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally or the availability of equitable remedies.

        (q) Consents; Approvals; Conflict. Except for compliance with applicable federal and state securities laws, no consent, approval, authorization or order of any court or governmental agency or other body is required for the Members to consummate the Merger. Neither the execution, delivery, consummation or performance of this Agreement shall conflict with, or constitute a breach of, and no prior approval is necessary by or under, ATC Group's articles of organization, operating agreement, or any note, mortgage, indenture, deed of trust, lease, obligation, or other agreement or instrument to which ATC Group is a party.

        (r) Intellectual Property. Attached to this Agreement as SCHEDULE 4(r) is a description of all letters patent and patents pending, trademarks, registered trademarks, servicemarks, copyrights, trade names and licenses, owned or held by the ATC Group (or any shareholder or affiliate of ATC Group intended to be used in ATC Group's business), and applications pending therefor, relating to the Technology and otherwise owned by ATC Group. Copies of each such right or application shall be furnished to the Company. ATC
Group has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any patent, trademark, trade name, servicemark or copyright belonging to any third person, and ATC Group has never received any charge, complaint, claim, demand or notice alleging any such interference, infringement or misappropriation. ATC Group owns or holds adequate licenses or other rights to use all patents, trademarks, trade names, and copyrights used in its business as now conducted, and such use does not conflict with, infringe upon or violate the rights of any third party in a manner which might have a materially adverse effect upon ATC Group.

        (s) Restrictive Covenants. Prior to the consummation of the proposed transaction, ATC Group shall conduct its business in the ordinary and usual course without unusual commitments and in compliance with all applicable laws, rules, and regulations. Furthermore, ATC Group will not, without the prior written consent of the Company, (i) make any changes in its capital structure, (ii) incur any liability or obligation other than current liabilities incurred in the ordinary and usual course of business, (iii) incur any indebtedness for borrowed money, (iv) make any loans or advances other than advances to employees in the ordinary and usual course of business, (v) declare or pay any dividend or make any other distribution with respect to its capital stock, (vi) issue, sell, or deliver or purchase or otherwise acquire for value any of its stock or other securities, (vii) mortgage, pledge, or subject to encumbrance any of its assets or properties,
(viii) sell or transfer any of its assets or properties except in the ordinary and usual course of business, (ix) make any investment of a capital nature, (x) adopt or amend in any material respect any collective bargaining agreement or employee benefit plan, or (xi) enter into any contract, agreement, or other commitment which is material to the business, assets, properties, or financial position of ATC Group.

        (t) Disclaimer of Further Warranties; Etc. Except as expressly set forth in this Agreement and the Schedules and Exhibits hereto, the Company and Survivor have made no other representation or warranty to ATC Group or the Members in connection with the Merger. ATC Group's decision to enter into the Merger is based upon its own independent judgment and investigation and not on any representations and warranties of the Company or Survivor other than those expressly stated in this Agreement and in the Schedules and Exhibits hereto.

     5. REPRESENTATIONS AND WARRANTIES OF THE MEMBERS. The Members each represent and warrant to the Company that the following are true and correct as of the date hereof and will be true and correct through the Effective Time as if made on that date:

        (a) Each Member owns of record and beneficially all the ATC Interest respectively shown next to his, her or its name on Schedule 4(b) to this Agreement; and his, her or its ATC Interest are free and clear of all liens, claims, rights or other encumbrances whatever and of all options and similar rights of third persons; and no person has or will have any right in and to such shares except as are created by force of law under any marital, community property or similar rights. No third party has or at the Effective Time will have any right of first refusal, pre-emptive right, option or similar right to acquire the Member's ATC Interest except as disclosed to the Company in writing prior to the Effective Time.

        (b) Each Member has the full right, power and legal capacity to enter into this Agreement and transfer his ATC Interest to the Company. As to each Member which is a corporation or other entity, all requisite corporate or equivalent action has been taken necessary to approve the execution and performance of this Agreement.

        (c) Each Member represents and warrants that he, she or it is not now insolvent and will not be insolvent after exchanging the ATC Interest in the Merger, and each Member is receiving new consideration at least equal to the full and fair value of the ATC Interest being sold.

        (d) ATC Group and the Members understand and acknowledge that (i) the Company is a public shell with no current operations or revenues (ii) the Company has no cash or other assets and must raise cash from the sale of the Units or otherwise, and (iii) the Company does not have full-time or professional management, and the officers and directors of the Company after the Effective Time will principally be the current officers of ATC Group. Each Member recognizes that the Merger Shares are speculative and involve a high degree of risk, and that the prospects and future success of the Company depend principally upon the Members of ATC Group.

        (e) Each Member acknowledges and agrees that he, she or it or his, her or its representatives have been furnished with substantially the same kind of information regarding the Company and its business, assets, financial condition and plan of operation as would be contained in a registration statement and included prospectus prepared in connection with a public offering of the Merger Shares. Each Member further represents that he, she or it has had an opportunity to ask questions of and receive answers from the Company regarding the Company and its business, assets, results of operations, financial condition and plan of operation and the terms and conditions of the Merger and the issuance of the Merger Shares.

        (f) In connection with the issuance and delivery of the Merger Shares, each Member understands and acknowledges that the Merger Shares have not been and will not be registered under the Act in reliance upon exemptions from registration provided by Section 4(2) of the Act and Rule 506 under the Act and under the securities or blue sky laws of any state or any rules or regulations promulgated thereunder, on the grounds that the transactions contemplated in this Agreement do not involve any public offering. Each
Member is acquiring the Merger Shares for his, her or its own account, and not for the account of any other person and not for distribution, assignment or resale to others, or for pledge or hypothecation, and no other person has or is intended to have a direct or indirect ownership or contractual interest in the Merger Shares except as may exist or arise under marital property laws or otherwise by operation of law. Each Member acknowledges that the Merger Shares are 'restricted securities' as that term is defined in Rule 144(a) of the General Rules and Regulations under the Act and understands that the Merger Shares must be held indefinitely, unless they are subsequently registered under the Act or an exemption from such registration requirements is available for their resale. Each Member understands and agrees that the prior written consent of the Company will be necessary for any transfer of the Merger Shares, unless the shares have been duly registered under the Act or the transfer is made in accordance with Rule 144 or other available exemption under the Act. Each Member further understands that every certificate issued by the Company evidencing Merger Shares will bear a legend restricting transfer as provided in this Agreement.

        (g) The Member, alone or together with the Member's adviser(s), has such knowledge and experience in financial, tax and business matters as to enable the Member to utilize the information made available by the Company, in connection with the Merger and issuance of the Merger Shares, to evaluate the merits and risks of acquiring the Merger Shares and to make an informed investment decision with respect thereto.

        (h) All information which each Member has provided or will provide to the Company is or will be correct and complete as of the date furnished to the Company, and, if there should be any material change in such information prior to the Effective Time as to a Member, that Member will immediately provide the Company with such information.

        (i) No Member was solicited by the Company by any form of general solicitation or general advertising, including but not limited to (i) any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio, or made available over telephone lines by any information service, or (ii) any seminar or meeting whose attendees had been invited by any means of general solicitation or general advertising.

        (j) Except as expressly set forth in this Agreement and the Schedules and Exhibits hereto, the Company has not made any representation or warranty to any Member in connection with this Agreement, and the Company has made no communication to any Member that constitutes tax or investment advice. Each Member's decision to approve the Merger is based upon his, her or its own independent judgment and investigation and not on any representations and warranties of the Company or Survivor other than those expressly stated in this Agreement and in the Schedules and Exhibits hereto.

        (k) To the best of the knowledge of each Member, all of the representations and warranties of ATC Group set forth in this Agreement are accurate and true.

     6. REPRESENTATIONS AND WARRANTIES OF THE COMPANY and SURVIVOR. Unless specifically stated otherwise, the Company and Survivor represent and warrant to the other parties that the following are true and correct as of the date of this Agreement and will be true and correct through the Effective Time.

        (a) Organization and Good Standing. The Company is and on the Effective Time will be duly organized, validly existing and in good standing under the laws of the State of Maryland. The Company and Survivor have no assets or liabilities and currently conduct no business in any state.

        (b) Authorized Capitalization. As provided in its Articles of Incorporation, the authorized capital stock of the Company consists of 70,000,000 shares, of which 50,000,000 shares without par value are designated as common stock, of which 2,000,000 shares or options to purchase shares are outstanding, and 20,000,000 shares without par value are designated as preferred stock, none of which are issued or outstanding, but 2,100,000 shares of which shall be designated as the Series A, Voting Convertible Preferred Stock, the terms of which are set forth as EXHIBIT A to this Agreement, shall be issued in the Merger. Survivor has or will have 100 shares of common stock without par value authorized by the Effective Time, all of which will be held by the Company.

        (c) Subsidiaries. The Company has and at the Effective Time will have no subsidiaries other than Survivor.

        (d) Documents Genuine. All originals and/or copies of the Company's and Survivor's articles of incorporation and bylaws, each amended to date, and all minutes of meetings and written consents in lieu of meetings of shareholders, directors and committees of directors of the Company and Survivor, financial data, and any and all other documents, material, data, files, or information which have been or will be furnished to ATC Group, are and will be true, complete, correct and unmodified originals and/or copies of such documents, information, data, files or material.

        (e) Litigation. There are no claims, actions, suits, proceedings or investigations pending or threatened against or affecting the Company or Survivor in any court or by or before any federal, state, municipal or other governmental department, commission, board, bureau, agency or other instrumentality, domestic or foreign, or arbitration tribunal or other forum. There are no judgments, decrees, injunctions, writs, orders or other mandates outstanding to which the Company or Survivor is a party or by which it is bound or affected.

        (f) Compensation Plans. Except as described below, the Company and Survivor have not authorized and do not have in effect any stock option or stock purchase plan, dividend reinvestment plan or similar plan pursuant to which any person is entitled to acquire capital stock of the Company or Survivor or any securities convertible into or exchangeable for its capital stock. The Company has delivered to ATC Group a copy of each plan described below. No options or shares will be awarded pursuant to either such plan without the prior written authorization of ATC Group.

             (i) The Company has in effect a 1997 Compensatory Stock Option Plan, covering 1,500,000 shares of the Company's common stock. No options have been granted or shares issued pursuant to this plan, and none will be granted or issued prior to the Effective Time.

             (ii) The Company has in effect a 1997 Employee Stock Compensation Plan covering 1,000,000 of the Company's common shares, pursuant to which the Company may award shares of common stock to persons defined therein as employees. No shares have been awarded pursuant to such plan or will be awarded prior to the Effective Time.

        (g) Authorization and Validity. The execution, delivery and performance by the Company and Survivor of this Agreement and any other agreements contemplated hereby, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all requisition corporate action of the Company and Survivor, respectively. This Agreement and any other agreement contemplated hereby have been or will be as of the Effective Time duly executed and delivered by the Company and Survivor and constitutes and will constitute a legal, valid and binding obligation, enforceable against it in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally or the availability of equitable remedies.

        (h) Financial Statements. The Company and Survivor have no material assets or liabilities. The Company and Survivor will provide to ATC Group their respective financial books and records and such financial statements, back to inception, as exist. All such statements shall fairly present the assets, liabilities and financial condition of the Company or Survivor as of the respective dates thereof, and all shall have been prepared in conformity with generally accepted accounting principles, consistently applied during the periods covered. For purposes of this Agreement, such statements shall include all notes thereto.

        (i) No Undisclosed Material Liabilities. The Company and Survivor have not incurred any liabilities or obligations whatever (whether direct, indirect, accrued, contingent, absolute, secured or unsecured or otherwise), which singly or in the aggregate are material to it, except as disclosed in its financial statements or otherwise disclosed in writing to ATC Group.

        (j) Taxes. All income, excise, unemployment, social security, occupational, franchise and other taxes, duties, assessments or charges levied, assessed or imposed upon the Company or Survivor by the United States or by any state or municipal government or subdivision or instrumentality thereof have been duly paid or adequately provided for, and all required tax returns or reports concerning any such items have been duly filed or will be so filed.

        (k) Indebtedness to or from Affiliates. The Company and Survivor are not and will not be indebted to any officer, director, employee or shareholder thereof as of the Effective Time. No money or property is owed to the Company or Survivor by any officer, director, employee or shareholder thereof, and none will be owed as of the Effective Time.

        (l) Salaries. No person currently receives a salary or other cash compensation from the Company or Survivor, and no person will receive a salary or other cash compensation from the Company or Survivor prior to the Effective Time.

        (m) Insurance. The Company and Survivor do not now have any insurance policy in effect and will not obtain any insurance policy prior to the Effective Time.

        (n) Books, Records and Accounts. Except for the minute book and accounting and corporate records of the Company and Survivor furnished to ATC Group, there are no other books, records or accounts of the Company or Survivor. Other than as disclosed on any Schedule or Exhibit hereto or otherwise disclosed in writing to the Assimilated Companies, neither the Company nor Survivor is party to any material contract or agreement.

        (o) Estoppel. All statements made herein, or in any Exhibit or Schedule hereto, or in any document or certificate executed and delivered herewith by the Company and Survivor are true, correct and complete as of the date of this Agreement and will be so as of the Effective Time. All statements contained in any certificate made by any officer or director of the Company or Survivor and delivered to ATC Group or a Member shall be deemed representations and warranties of the corporation for which they act.

        (p) Consents; Approvals; Conflict. No consent, approval, authorization or order of any court or governmental agency or other body is required for the Company to execute and perform its obligations under this Agreement. Neither the execution, delivery, consummation or performance of this Agreement shall conflict with, constitute a breach of the Company's articles of incorporation and bylaws, as amended to date, or any note, mortgage, indenture, deed of trust or other agreement of instrument to which the Company is a party or by which it is bound nor, to the best of the Company's knowledge and belief, any existing law, rule, regulation, or any decree of any court or governmental department, agency, commission, board or bureau, domestic or foreign, having jurisdiction over the Company.

        (q) Compliance with Laws, Etc. The Company and Survivor have complied in all material respects with their respective articles of incorporation and bylaws (each as amended to date), all applicable laws, regulations and rules, all applicable orders, judgments writs, decrees or injunctions of federal, state and municipal governments or any department, agency or other instrumentality thereof, domestic or foreign, applicable to its respective business or properties, and has not done or omitted to do any act or acts which singly or in the aggregate are in violation of any of the foregoing.

        (r) Restrictive Covenants. Prior to the consummation of the proposed Merger, the Company shall not engage in any business or activity other than attempting to consummate the Merger and raise the cash required by this Agreement. Furthermore, the Company will not, without the prior written authorization of ATC Group, (i) make any changes in its capital structure,
(ii) incur any liability or obligation other than current liabilities incurred in the ordinary and usual course, (iii) incur any indebtedness for borrowed money, (iv) make any loans or advances, (v) declare or pay any dividend or make any other distribution with respect to its capital stock,
(vi) issue, sell, or deliver or purchase or otherwise acquire for value any of its stock or other securities, (vii) make any investment of a capital nature, or (viii) enter into any contract, agreement, or other commitment which is material to the Company.

        (s) Disclaimer of Further Warranties; Etc. Except as expressly set forth in this Agreement and the Schedules and Exhibits hereto, ATC Group has made no other representation or warranty to the Company or Survivor in connection with the Merger. The Company's and Survivor's decision to enter into the Merger is based upon their own independent judgment and investigation and not on any representations and warranties of ATC Group other than those expressly stated in this Agreement and in the Schedules and Exhibits hereto.

     8. CONDITIONS TO OBLIGATIONS OF THE PARTIES; DELIVERIES. All obligations of the parties under this Agreement are subject to the fulfillment, prior to the Effective Time, of all conditions precedent and to performance of all covenants and agreements and completion of all deliveries contemplated herein, unless specifically waived in writing by the party entitled to performance or to demand fulfillment of the covenant or delivery of the documents.

     8.1 Documents to be Delivered to the Company. Prior to the Effective Time, the following documents shall be delivered to the Company by ATC Group or the Members, as the case may be, which documents shall be satisfactory in form and content to the Company's counsel:

        (a) Certificates executed by the President and, if one exists, the chief financial or accounting officer or equivalent, of ATC Group, certifying that the representations and warranties of ATC Group contained in this Agreement and the information set forth in all Schedules and Exhibits of ATC Group hereto are then true and correct and that it has complied with all agreements and conditions required by this Agreement and all related agreements to be performed or complied with by it.

        (b) A copy of the resolution or other action of the managers or board of governors or other governing body of ATC Group approving the execution and performance of this Agreement.

        (c) Copies of written consents of the Members in lieu of a meeting approving the execution of this Agreement and consummation of the Merger.

        (d) All Schedules and Exhibits called for in this Agreement, properly filled out.

        (e) Options to Redeem Merger Stock executed by all Members who will be officers and directors of the Company after the Effective Time.

     8.2 Documents to be Delivered to ATC Group and the Members. At or after the Effective Time the following documents shall be delivered to ATC Group and the Members by the Company or Survivor, as applicable, which documents shall be satisfactory in form and content to ATC Group's counsel:

        (a) To the Members, certificates evidencing the Merger Shares in the proper denominations.

        (b) To ATC Group, a certificate executed by the Company and Survivor dated the Effective Time, certifying that their respective representations and warranties contained in this Agreement and the information set forth in all Schedules and Exhibits of the Company are then true and correct and that the Company and Survivor each have complied with all agreements and conditions required by this Agreement to be performed or complied with by it.

        (c) To ATC Group, a copy of the directors' resolution or the minutes of the meeting of the directors of the Company and Survivor approving the execution and performance of this Agreement.

        (d) All Schedules and Exhibits called for in this Agreement, properly filled out.

     8.3 Conditions Precedent. The obligations of the parties under this Agreement are subject to the satisfaction of the following conditions (in addition to other conditions and terms of this Agreement), unless waived in writing, on or prior to the Effective Time:

        (a) Representations and Warranties Correct. The representations and warranties of every party contained in this Agreement shall be in all material respects true and correct on and as of the Effective Time as if made on such date.

        (b) Compliance. The Company, ATC Group and the Members each shall have performed all covenants and agreements, satisfied all conditions and complied with all other terms and provisions of this Agreement to be respectively performed, satisfied or complied with by it as of the Effective Time, and the statement designating and establishing the Series A, Voting Convertible Preferred Stock shall have been filed with the Maryland Secretary of State.

        (c) No Errors or Misrepresentations. The Company shall not have discovered any material error, misstatement or omission in or failure of any representation or warranty made by any of the other parties, and ATC Group shall not have discovered any material error, misstatement or omission in or failure of any representation or warranty made by the Company or Survivor.

        (d) No Material Change. Between the date of this Agreement and the Effective Time, neither ATC Group, the Company nor Survivor shall have incurred any liabilities or obligations, direct or contingent, and shall not have done any act or engaged in any course of conduct prohibited herein without the necessary consent of the other party.

        (e) Legal Matters. All legal matters in connection with this Agreement and the consummation of all transactions herein contemplated, and all documents and instruments delivered in connection herewith shall be reasonably satisfactory in form to each party.

        (f) No Litigation or Proceedings. No injunction or restraining order of any federal or state court is in effect which prevents the Merger or issuance and delivery of the Merger Shares, and no lawsuit or other proceeding has been filed by any person by the Effective Time contesting or attempting to enjoin either action, and no action is taken and no law is passed after the date of this Agreement which prevents the Merger.

     9. OTHER COVENANTS OF THE PARTIES. The parties agree that, prior to the Effective Time:

        (a) Effectuation of this Agreement. The parties hereto each will use their best efforts to cause this Agreement and all related agreements to become effective, and all transactions herein and therein contemplated to be consummated, in accordance with its and their terms, to obtain all required consents, waivers and authorizations of governmental entities and other third parties, to make all filings and give all notices to those regulatory authorities or other third parties which may be necessary or reasonably required in order to effect the transactions contemplated in this Agreement, and to comply with all federal, local and state laws, rules and regulations as may be applicable to the contemplated transactions.

        (b) Restriction on Action. The parties each agree that he, she or it will not do any thing or act prohibited by this Agreement or any related agreement, or fail to do any thing or act which he, she or it has undertaken to do in this Agreement or any related agreement.

        (c) Access and Information. To the extent each party deems necessary for purposes of this Agreement and the transactions contemplated hereby, ATC
Group, the Company and Survivor each shall permit the other, its counsel, accountants and other representatives to have full access, upon reasonable notice and during regular business hours, throughout the period prior to the Effective Time, to its equipment, assets, properties, books and records, and will cause to be furnished to the requesting party and its representatives during such period all information it or its representatives may reasonably request.

        (d) No-Shop Provision. ATC Group and the Members agree that, from the date hereof until the Effective Time or termination of this Agreement, neither will take any action, directly or indirectly, to solicit indications of interest in, or offers for, any transaction similar to the Merger or any investment into ATC Group from anyone other than the Company. ATC Group agrees promptly to inform the Company of any offers or solicitations for a similar transaction, including the terms thereof, made by any third party, provided, that ATC Group is not obligated to inform the Company of casual oral offers or solicitations not formally considered by ATC Group. Violation by ATC Group of any of the requirements of this paragraph shall constitute a material breach of this Agreement.

        (e) Confidentiality. ATC Group, the Company and Survivor covenant that they each will not disclose any confidential information of the other party, except to its officers, directors, attorneys, accountants, and employees involved in these transactions, and only then on the condition that such individuals not disclose the information disclosed to them. Notwithstanding the foregoing, the terms of this Agreement, or of any of the transactions contemplated hereby, may be disclosed following execution hereof, provided that each party will provide at least twenty-four hours' notice to the other party prior to making the initial public announcement regarding the transaction. In addition, either party may disclose this Agreement or any part hereof to any third party at any time if required to do so by law, this Agreement or other contractual obligation.

     10. INDEMNIFICATION.

    10.1 Indemnification by ATC Group. ATC Group agrees to defend, indemnify and hold the Company and Survivor, any subsidiary or affiliate thereof, and its respective successors, officers, directors and controlling persons (the "Indemnified Company Group") harmless from and against any and all losses, liabilities, damages, costs or expenses (including reasonable attorney's fees, penalties and interest) payable to or for the benefit of, or asserted by, any party resulting from, arising out of, or incurred as a result of (a) the breach of any representation made by ATC Group or a Member herein or in any Schedule, Exhibit or related agreement; (b) the breach of any warranty or covenant made by ATC Group or a Member herein or in any Schedule, Exhibit or related agreement; or (c) any claim, whether made before or after the date of this Agreement, or any litigation, proceeding or governmental investigation against ATC Group, whether commenced before or after the date of this Agreement, arising out of the business of ATC Group or arising out of any act or occurrence prior to, or any state of facts existing as of the Effective Time.

     10.2 Indemnification by the Company. The Company agrees to defend, indemnify and hold ATC Group, any subsidiary or affiliate thereof, and its respective successors, officers, directors and controlling persons

(the "Indemnified ATC Group") harmless from and against any and all losses, liabilities, damages, costs or expenses (including reasonable attorney's fees, penalties and interest) payable to or for the benefit of, or asserted by, any party resulting from, arising out of, or incurred as a result of (a) the breach of any representation made by the Company or Survivor herein or in any Schedule, Exhibit or related agreement; (b) the breach of any warranty or covenant made by the Company or Survivor herein or in any Schedule, Exhibit or related agreement; or (c) any claim, litigation, proceeding or governmental investigation against the Company or Survivor, whether commenced before or after the date of this Agreement, arising out of any act or occurrence prior to, or any state of facts existing as of the Effective Time.

     10.3 Survival of Covenants and Warranties. The representations, warranties, covenants and agreements made by ATC Group on the one hand, and the Company on the other hand, shall survive the Effective Time and shall be fully enforceable at law or in equity against such other party and its successors and assigns for, a period of one year after the Effective Time. Any investigation at any time made by or on behalf of (or any disclosure to) any party hereto shall not diminish in any respect whatsoever its right to rely on the representations and warranties of the other party hereto.

     10.4 Notice of Claims. The Company and ATC Group each agree to give prompt written notice to the other of any claim against the party giving notice which might give rise to a claim by it against the other party hereto based upon the indemnity provisions contained herein, stating the nature and basis of the claim and the actual or estimated amount thereof; provided, however, that failure to give such notice will not affect the obligation of the indemnifying party to provide indemnification in accordance with the provisions of this Section 10 unless, and only to the extent that, such indemnifying party is actually prejudiced thereby. In the event that any action, suit or proceeding is brought against any member of the Indemnified ATC Group or the Indemnified Company Group with respect to which any party hereto may have liability under the indemnification provisions contained herein, the indemnifying party shall have the right, at its sole cost and expense, to defend such action in the name of or on behalf of the indemnified party and, in connection with any such action, suit or proceeding, the parties hereto agree to render to each other such assistance as may reasonably be required in order to ensure the proper and adequate defense of any such action, suit or proceeding; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate because of actual or potential differing interests between such indemnified party and any other party represented by such counsel. Neither party hereto shall make any settlement of any claim which might give rise to liability of the other party under the indemnification provisions contained herein without the written consent of such other party, which consent such other party covenants shall not be unreasonably withheld.

     11. TERMINATION OF THIS AGREEMENT.

     11.1 Grounds for Termination. This Agreement shall terminate:

          (a)  By mutual written consent of the Company and ATC Group;

          (b)  By ATC Group or the Company, if:

              (i) all the conditions precedent to its respective obligations hereunder have not been satisfied or waived prior to the Effective Time, as it may be accelerated or extended, or if any Member refuses to execute this Agreement;

              (ii) any party shall have defaulted or refused to perform in any material respect under this Agreement, or if the Company or ATC Group should have reasonable cause to believe there has been a material failure or breach of, any representation or warranty by the other party, or if it appears that either ATC Group, Survivor or the Company has committed any unlawful acts affecting the other party;

              (iii) the Merger and other transactions contemplated in this Agreement and related agreements have not been consummated on or before June 12, 1998, OR

              (iv) either the Company or ATC Group shall reasonably determine that the transactions contemplated in this Agreement have become inadvisable by reason of the institution or threat by any federal, state or municipal governmental authorities or by other person whatever of a formal investigation or of any action, suit or proceeding of any kind against either or both parties which in one party's reasonable belief is material in light of the other party's business, prospects, properties or financial condition;

     11.2 Manner of Termination. Any termination of this Agreement shall be made in accordance with the above listed grounds and, if terminated by ATC Group or the Company, shall be accompanied by a copy of the resolution of the terminating party's board of directors. Written notice of termination shall be given to the other party as required in this Agreement as promptly as is practical under the circumstances. Upon a party's receipt of such termination notice, this Agreement shall terminate and the transactions herein contemplated shall be abandoned without further action by the parties.

     11.3 Survival of Confidentiality Provisions. Upon termination of this Agreement for any reason, (i) the covenants of the parties concerning the confidentiality and proprietary nature of all documents and other information furnished hereunder shall remain in force except as to information which has otherwise become public knowledge, and (ii) each party shall promptly return all documents received from the other party in connection with this Agreement. This Paragraph constitutes a mutual covenant of the parties, and either may judicially enforce it.

     12. MISCELLANEOUS PROVISIONS.

        (a) Assignment. Neither this Agreement nor any right created hereby or in any agreement entered into in connection with the transactions contemplated hereby shall be assignable by any party hereto.

        (b) Parties in Interest; No Third Party Beneficiaries. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties and their respective heirs, legal representatives, successors and assigns. Neither this Agreement nor any other agreement contemplated hereby shall be deemed to confer upon any person not a party hereto or thereto any rights or remedies hereunder or thereunder, except for persons or classes of person expressly named in this Agreement as third party beneficiaries.

        (c) Entire Agreement. This Agreement and the agreements contemplated hereby constitute the entire agreement of the parties regarding the subject matter hereof, and supersede all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

        (d) Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Further, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid and enforceable.

        (e) Interpretation. This Agreement shall be governed by and construed under the laws of the State of Maryland and shall be interpreted as if both parties participated equally in its drafting. The captions in this Agreement are for convenience of reference only and shall not limit or otherwise affect any of the terms or provisions hereof. Whenever the context requires, the gender of all words used herein shall include the masculine, feminine and neuter, and the number of all words shall include the singular and plural. Use of the words "herein", "hereof", "hereto" and the like in this Agreement shall be construed as references to this Agreement as a whole and not to any particular provision in this Agreement, unless otherwise noted.

        (f) Notice. Any notice or communication hereunder or in any agreement entered into in connection with the transactions contemplated hereby must be in writing and given by depositing the same in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, by telefax transmission or by delivery by use of a messenger which regularly retains its delivery receipts. Such notice shall be deemed received on the date on which it is delivered to the addressee. For purposes of notice, the addresses of the parties shall be, if to a Member, sent to ATC Group for forwarding, and:

If to ATC Group:                  20010 Century Boulevard, Suite 300
                                  Germantown, Maryland  20874
                                  Attn: Thomas Yang, President

If to the Company or Survivor:    90 Madison Street, Suite 707
                                  Denver, Colorado 80206
                                  President

        (g) No Finders. Each party represents and warrants to the others and agrees that it has not employed or engaged, and will not employ or engage, any person as a finder or broker in connection with the transactions contemplated herein, and that no person is entitled to compensation as a finder or broker. Each party hereby indemnifies the other parties and holds the other parties harmless from and against any claims of any third persons claiming to have acted as a finder or broker in connection with the transactions herein contemplated, and such indemnity shall include all expenses, costs and damages arising from or related to such claims, including reasonable attorneys fees.

        (h) Expenses. Except as otherwise provided in this letter, the Company, Survivor and ATC Group shall each bear their own fees and expenses incurred in connection with the transactions contemplated herein.

        (i) Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Execution and delivery of this Agreement by exchange of facsimile copies bearing facsimile signature of a party shall constitute a valid and binding execution and delivery of this Agreement by such party. Such facsimile copies shall constitute enforceable original documents.

        (j) Prevailing Pony Clause. In the event of any litigation or proceeding arising as a result of the breach of this Agreement or the failure to perform hereunder, or failure or untruthfulness of any representation or warranty herein, the party or parties prevailing in such litigation or proceeding shall be entitled to collect the costs and expenses of bringing or defending such litigation or proceeding, including reasonable attorneys' fees, from the party or parties not prevailing.

        (k) Relationship of the Parties. Nothing in this Agreement is intended to be construed so as to suggest that the parties hereto are partners or joint venturers, or that any party or its employees is the employee or agent of the other. Neither the ATC Group on one hand nor the Company or Survivor on the other hand has any express or implied right or authority under this Agreement to assume or create any obligations on behalf of or in the name of the other party to any contract, agreement, arrangement, understanding or undertaking with any third party.

        (l) Schedules, etc. Each Exhibit to this Agreement shall be initialed by ATC Group, Survivor and the Company, and each Schedule must be initialed by the party providing it. A Schedule provided by the Members must be initialed by all Members. Any Schedule which does not apply must be supplied and labeled as not applicable. The parties agree that the information contained in every Schedule shall be updated as of a date as close as possible to the Effective Time and that each Schedule must be accurate and complete as of the Effective Time. Each party signing this Agreement represents and warrants, to all other parties, by such signature that he, she or it has carefully read this Agreement in its entirety and understands the provisions of this Agreement.

        (m) No Advice Given. ATC Group and the Members acknowledge and agree that they have neither asked for nor received any legal or tax advice from the Company, Survivor or John D. Brasher, Jr. or any other person associated with the Company, in regard to this Agreement or the transactions herein contemplated, and have instead relied on advice and counsel furnished by their own legal, tax, accounting or other advisers in order to satisfy themselves as to the tax and other legal implications to them of the Merger.

        (n) Acknowledgments by Members. The Members acknowledge that this Agreement is properly executed by Thomas Yang as President and manager on behalf of ATC Group under its operating agreement as amended to date and currently in force. The Members also acknowledge and agree that their execution of this Agreement shall constitute a written consent in lieu of a meeting of the Members of ATC Group and that no meeting of or written consent or other action by the Members of ATC Group is necessary for valid execution and performance of this Agreement and consummation of the Merger by ATC Group.

     IN WITNESS WHEREOF, all parties have executed this Agreement, and ATC Group and the Company have initialed every preceding page hereof, as of the dates respectively indicated below.

ATC GROUP L.L.C.                    DIVERSIFIED TECHNOLOGIES, INC.




By /s/ Thomas Yang                  By /s/  John D. Brasher, Jr.
   -----------------------------       ---------------------------
   Thomas Yang, President                   Authorized Officer

DATED:   6/10/98                    DATED:   6-10-98
      --------------------------           -----------------------


                                    ATC GROUP, INC.


                                    By /s/  John D. Brasher, Jr.
                                       ---------------------------
                                            Authorized Officer

                                    DATED:   6-10-98
                                           -----------------------

                                  EXHIBIT A
                                     to
                        Agreement and Plan of Merger
            among Diversified Technologies, Inc., ATC Group, Inc.
                   ATC Group, LLC, and certain individuals
            -----------------------------------------------------

Summary of terms and preferences of Series A, Voting Convertible Preferred Stock of Diversified Technologies, Inc. (the "Company):

     1. Designation and Consideration.

     A total of 2,100,000 shares of the Company's authorized but unissued shares of preferred stock, no par value per share, shall be designated as the SERIES A, VOTING CONVERTIBLE PREFERRED STOCK (the "Series A Preferred Stock"). Each share of Series A Preferred Stock shall be issued for such consideration as the Board may determine (whether cash, property or other assets). Once duly issued for the consideration herein called for, shares of the Series A Preferred Stock shall be deemed fully paid and nonassessable.

     2. Dividends.

     The holders of the shares of Series A Preferred Stock shall not be entitled to receive any dividends thereon; provided, that, if a dividend is declared on the common shares of the Company or on any series of preferred shares ranking equal or junior to the Series A Preferred Stock, then in such event the holders of the Series A Preferred Stock shall be entitled to receive a proportional share of such dividend, based upon the proportion of the number of shares of Series A Preferred Stock then outstanding to the total number of shares of common and preferred stock entitled to share in such dividend.

     3. Redemption.

     The shares of Series A Preferred Stock shall not be subject to redemption.

     4. Conversion Right.

     4.1 Conversion Into Common Stock. Each share of Series A Preferred Stock may, subject to all terms and conditions of this Section 4 and subject to adjustment as provided below, at any time after issuance, be converted at the option of the holder thereof into fully paid, nonassessable common stock of the Company, no par value per share.

        (a) Maximum Conversion Rate. Each share of Series A Preferred Stock may be converted into six (6) fully paid, nonassessable shares of common stock of the Company, subject to the following conversion conditions:

               (i) one fourth (1/4th) of the shares of Series A Preferred Stock held may be converted when the two-port Voice Server owned by the Company's wholly owned subsidiary, ATC Group, Inc., a Maryland corporation, has successfully completed original beta testing by a customer, as evidenced by the customer's final written acceptance specifying all testing carried out and test results;

               (ii) one fourth (1/4th) of the shares of Series A Preferred
                    Stock held may be converted when the four-port Voice Server owned by the Company's wholly owned subsidiary, ATC Group, Inc., a Maryland corporation, has successfully completed original beta testing by a customer, as evidenced by the customer's final written acceptance specifying all testing carried out and test results;

                    In addition to the customer's final written acceptance as called for in subparagraphs (i) and (ii) preceding, it shall also be a conversion condition that the Company's full board of directors by unanimous vote determines that the customer's beta testing occurred as represented in the final written acceptance and that such testing was reasonably appropriate to evaluate fitness of the tested device for its intended use;

               (iii) one fourth (1/4th) of the shares of Series A Preferred
                    Stock held may be converted when the Company and all subsidiaries have on a combined basis achieved an aggregate of Five Million Dollars (US$5,000,000.00) in booked sales, evidenced by firm purchase orders, firm distribution agreements, license agreements, royalty agreements or other written agreements committing contracting parties to purchase a minimum specified dollar amount of product (collectively, the "Sales Agreements"), subject to no condition, contingency or limitations other than product delivery and satisfying technical specifications made part of the Sales Agreements; and

               (iv) one fourth (1/4th) of the shares of Series A Preferred
                    Stock held may be converted when the Company and all subsidiaries have on a combined basis achieved an aggregate of Ten Million Dollars (US$ 10,000,000.00) in booked sales, evidenced by Sales Agreements that are not subject to any condition, contingency or limitation other than product delivery and satisfying technical specifications made part of the Sales Agreements.

               In addition to the booked sales required by subparagraphs
               (iii) and (iv) preceding, it shall also be a conversion condition that the Company's full board of directors by unanimous vote determines that all Sales Agreements which evidence the booked sales are valid, arm's length agreements and appropriate to the Company's operations.

               The four conversion conditions of this Paragraph 4.1(a) need not be satisfied in any particular order, nor is the satisfaction of any conversion condition dependent upon the prior satisfaction of any other conversion condition.

        (b) Automatic Conversion at Maximum Conversion Rate. Notwithstanding the provisions of Paragraph 4.1(a) preceding, if the Company has not realized US$1,000,000 in cash or other value from an offering of its securities prior to deduction of offering-related expenses and other non-operating expenses not to exceed US$100,000, (the "Qualifying Amount") within six (6) months following the date of original issuance of the Series A Preferred Stock ("Original Issue Date"), the each share of Series A Preferred Stock shall, automatically and without any requirement to satisfy any conversion conditions of this Section 4 and without need of any further action on the part of holders of Series A Preferred Stock except to surrender the Series A Preferred Stock certificates to the Company's Secretary for conversion, be converted into and thereafter represent six (6) shares of the common stock of the Company; provided, however, that if on the date which is six (6) months following the Original Issue Date, a total of at least $650,000 has then been realized by the Company in cash or other value from an offering of its securities prior to deductions, then the six-month period in which the Company must raise the Qualifying Amount shall be extended to eight (8) months following the Original Issue Date.

        (c) When Conversion Rate Determinable by Board of Directors. For purposes of this Section 4, the term "Reorganization" includes any merger, consolidation, share exchange, or other business combination pursuant to which the Company is not the surviving corporation after the effective date of the Reorganization, and any sale or lease of all or substantially all of the assets of the Company, and the term "Reorganization Agreement" shall mean a plan or agreement with respect to a Reorganization. In the event the Company consummates a Reorganization, every share of Series A Preferred Stock issued and outstanding on the Reorganization's effective date shall on such date be converted into the number and kind of shares or other property that would be received by a person holding the number of common shares of the Company into which the shares of Series A Preferred Stock would be convertible on the effective date.

     Notwithstanding any other provisions of this Paragraph 4.1, if the conversion conditions set forth in subparagraphs 4.1 (a)(i) and (ii) have been satisfied by the Reorganization's effective date, then any requirement set forth herein to satisfy the conversion conditions set forth in subparagraphs 4.1(a) (iii) and (iv) shall be waived and such two conditions shall be deemed to have been fully satisfied. If on the Reorganization's effective date the conversion conditions set forth in subparagraphs 4.1(a)(i) and (ii) have not been satisfied, then the immediately following paragraph shall apply to the holders of the Series A Preferred Stock.

     In regard to any conversion conditions which at the time of execution of the Reorganization Agreement have not been satisfied, the Board of Directors shall, prior to such effective date, in good faith determine the extent to which such remaining conversion conditions have been partially satisfied. (For example, achieving $1,000,000 in booked sales would satisfy one-fifth of the subparagraph 4.1(a) (iii) conversion condition and one-tenth of subparagraph 4. 1(a)(iv) conversion condition, respectively.] The Board of Directors shall then determine the number of shares of the Company's common stock into which the shares of Series A Preferred Stock may be converted, which shall be in proportion to the extent the remaining conversion conditions have then been partially satisfied. The determination of the Board of Directors in this mailer shall be final and binding for all purposes.

        (d) Automatic Conversion at Minimum Conversion Rate. On the fifth (5th) anniversary of the Original Issue Date of the Series A Preferred Stock, every share of Series A Preferred Stock which has not theretofore satisfied any of the foregoing conversion conditions in this Section 4 and been converted to common stock shall, automatically and without any requirement to satisfy any conversion conditions of this Section 4 and without need of any further action on the part of holders of Series A Preferred Stock except to surrender the Series A Preferred Stock certificates to the Company's Secretary for conversion, be converted into and thereafter represent one (1) share of the common stock of the Company.

        (e) Other Matters Relating to Conversion. The common shares of the Company into which shares of Series A Preferred Stock are converted ("Conversion Shares") will not be registered under the Securities Act of 1933, as amended ('Act"), but shall be issued in reliance upon Section 4(2) of the Act or Rule 505 or 506 of Regulation D under the Act, or Regulation S under the Act, or other available exemption from registration under the Act. Conversion shall be deemed to occur on the date a certificate evidencing shares of Series A Preferred Stock being converted is presented to the Company or to the Company's transfer agent and registrar, properly endorsed and accompanied by the proper fee payable for issuance of the Conversion Shares. Each certificate evidencing Series A Preferred Shares or Conversion Shares shall be subject to such restrictions, conditions and limitations, and shall bear such restrictive legends, if any, as are required by applicable laws, rules and regulations.

        4.2 Other Adjustments to Conversion Rates. The conversion rates set forth in Paragraph 4.1 above will be subject to further adjustment if the Company is reorganized, merged, consolidated or party to a plan of exchange with another corporation pursuant to which shareholders of the Company receive any shares of stock or other securities, or in the event of any sale or other transfer of all or substantially all of the Company's assets, or in case of any reclassification of the Common Stock. Holders of shares of the Series A Preferred Stock shall be entitled, after the occurrence of any such event, to receive on conversion thereof the kind and amount of shares of stock or other securities, cash or other property receivable upon such event by a holder of the number of Common Shares into which the shares of Series A Preferred Stock might have been converted immediately prior to occurrence of the event. In the event of a split or combination, the number of Conversion Shares issuable shall be appropriately adjusted. For purposes of this Paragraph, the term "shareholder" means a holder of Common Stock.

        4.3 No Fractional Shares Issuable. No fractional share of Common Stock, or scrip or other instrument representing a fractional Common Share, shall be issued upon conversion of any share of Series A Preferred Stock. If any such conversion results in a fractional share of Common Stock being issuable, the Company issue a whole share if the fraction is one half (0.50) or more, and the converting holder shall forfeit the fraction if less than one half
(0.50).

     5. Rights on Liquidation, Dissolution, or Winding Up.

        5.1 Payment of Liquidation Preference. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Company, the holders of shares of Series A Preferred Stock shall be subordinate to all claims of the Company's creditors and to claims of the holders of every series of the Company's preferred stock ranking senior upon liquidation to the Series A Preferred Stock, but otherwise are entitled to receive a liquidation preference in the amount of $.001 per share, before any payment is made to any holder of common shares or any series of preferred shares ranking junior to the shares of Series A Preferred Stock. After the payment of such liquidation preference and any liquidation preferences payable to holders of any other series of preferred shares, the holders of the shares of Series A Preferred Stock shall share ratably with the holders of the Company's common stock and all series of preferred stock ranking on a parity with or junior to the Series A Preferred Stock in the Company's assets available for distribution to its shareholders.

        5.2 Effective Reorganization. Neither the consolidation or merger of the Company with or into any other company nor the lease, exchange, sale or transfer of all or substantially all of the Company's assets shall be deemed to be a liquidation, dissolution or winding up of the Company's affairs, whether voluntary or otherwise, within the meaning of this Section 5.

     6. Voting Rights.

        The shares of Series A Preferred Stock shall have the right to vote in elections of directors and on other matters generally as to which shareholders of the Company may vote. Each share of Series A Preferred Stock shall be entitled to cast three (3) votes on every matter placed before shareholders for consideration. The shares of Series A Preferred Stock shall vote with the common shares and not as a separate class. Any matter which requires the approval of the holders of the Series A Preferred Stock shall require only the affirmative vote of a majority of the votes cast by the holders of such shares, voting as a separate class, at any lawful meeting of such holders which commences with a quorum; or if such shares vote by means of written consent in lieu of a meeting, the concurrence of only a majority of the holders of the Series A Preferred Stock shall be necessary.

     7. Certain Corporate Actions.

        The Company shall not amend its articles or certificate of incorporation without the prior approval of the holders of the Series A Preferred Stock, voting as a separate class, if such amendment would directly or indirectly effect any adverse change in any of the rights, preferences or privileges of, or limitations provided for herein for the benefit of, the holders of Series
A Preferred Stock. Without limiting the generality of the foregoing, no such amendment may be effected without such approval if such amendment would:

          (a) Reduce the amount payable to the holders of Series A Preferred Stock upon the voluntary or involuntary liquidation, dissolution or winding up of the Company, or change the seniority of the liquidation preferences of the holders of Series A Preferred Stock relative to the rights upon liquidation, dissolution or winding up of the holders of any other class or series of the Company's shares; or

          (b) Cancel or modify the right of holders of Series A Preferred Stock to convert such shares to Common Shares of the Company, all as set forth herein.

     8. Rank of Series A Preferred Stock.

        The shares of the Series A Preferred Stock shall rank junior to all series of preferred stock of the Company hereafter created, unless such subsequently created series expressly ranks on a parity with or subordinate to the Series A Preferred Stock. The Company may issue other shares of another class or series of preferred stock after the Original Issue D which rank on a parity with or senior to the Series A Preferred Stock.

     9. Status of Certain Shares.

        Shares of Series A Preferred Stock which (i) have been redeemed, converted, exchanged, purchased, retired or surrendered to the Company, or
(ii) have been reacquired in any other manner, or (iii) have not been sold or issued and which by determination of the Board of Directors shall not be sold or issued as Series A Preferred Stock, shall have the status of authorized and unissued preferred shares and may be reissued by the Board of Directors as shares of Series A Preferred Stock or any other series of preferred stock. In any such event, the Board of Directors may but shall not required to file an amendment to the Company's articles of incorporation with the Nevada Secretary of State to reflect any such fact.

     10. Tax Matters.

     The holders of Series A Preferred Stock shall be solely liable for and shall pay any and all taxes and other governmental charges, of every kind, that may be imposed in respect of the issue or delivery of Common Shares upon redemption or conversion of Series A Preferred Stock. The Company may withhold certain of such Common Shares in order to satisfy the Company's tax withholding obligations or take similar steps to ensure that such taxes and charges are duly paid. If the Company becomes liable for or pays any such taxes due to acts of a Series A Preferred Stock holder, it may, in order to recoup the amount of such tax or tax liability:

          (i) withhold the amount of such tax or tax liability from any funds whatever in or coming into the Company's possession and belonging to such holder, including dividends declared on the Series A Preferred Stock and payable to such holder; and/or

          (ii) cancel and reissue in the Company's name such number of shares of Series A Preferred Stock, based upon the original issue price per share, as will equal the amount of the tax paid or tax liability incurred.

     11. No Limit Imposed on Corporate Powers.

     Except to the extent expressly set forth herein, the issuance and existence of the Series A Preferred Stock shall not affect in any way the right or power of the Company or its shareholders to make or authorize any and all adjustments, recapitalizations, reorganizations or other changes in the Company's capital structure or its business, or any merger or consolidation of the Company, or any issue of bonds, debentures or other indebtedness, or the dissolution or liquidation of the Company, or any sale, exchange or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.



                    - - - - - END OF EXHIBIT A - - - - -

                                  EXHIBIT B
                                     to
                        Agreement and Plan of Merger
            among Diversified Technologies, Inc., ATC Group, Inc.
                   ATC Group, LLC, and certain individuals
            -----------------------------------------------------

                        OPTION TO REDEEM MERGER STOCK


     Option Agreement dated this June __, 1998, among the person or entity executing this Option as "Grantor" of this option and DIVERSIFIED
TECHNOLOGIES, INC., a Wyoming corporation and its successors and assigns as the optionee (the "Company"), the parties agreeing as follows:

SECTION 1. RECITALS.

     Grantor and Optionee are parties to that certain Agreement and Plan of Merger dated June __, 1998 ("Merger Agreement"), among the Company, ATC SUBSIDIARY, INC., a Maryland corporation wholly owned by the Company ("Survivor"), ATC GROUP, LLC, a Maryland limited liability company ("ATC Group"), and the members of ATC Group, including Grantor, who executed the Merger Agreement as a "Member." Upon the completion of the merger contemplated in the Merger Agreement ("Merger"), certain shares of the common stock and preferred stock of the Company were issued to Grantor in the aggregate number set forth in Section 2 of this Option (the "Merger Shares"). Pursuant to Section 3.1 of the Merger Agreement, the Company has the right to redeem the Merger Shares upon the occurrence of certain events. The Merger Agreement, together with all exhibits and schedules, is incorporated by reference into this Option as if fully set forth here.

SECTION 2. MERGER SHARES.

     _________________ Common Shares
     _________________Series A Voting Convertible Preferred Stock

all of which common and preferred shares are collectively referred to in this Option as the "Merger Shares" subject to this Option.

SECTION 3. GRANT OF OPTION.

     Grantor hereby grants to the Company, for valuable consideration, the receipt and sufficiency of which Grantor hereby acknowledges, an option (the "Option") to purchase the Merger Shares at a price of Five Cents (US$0.05) per share (the "Exercise Price") commencing on the date of this Option and expiring on June __, 2000 (the "Option Period") in the event that, during the Option Period, Grantor voluntarily terminates his employment with the Company or his employment with the Company is involuntarily terminated for cause or serious cause. However, in the event Grantor's employment with the Company is terminated for cause, then the number of Merger Shares purchasable by the Company under this Option shall be prorated, based on the portion of the Option Period then lapsed. Grantor agrees that the Exercise Price and the duration of the Option Period are reasonable. This redemption right shall not apply if termination of a Member's employment with the Company occurs due to a merger, stock exchange or consolidation of the Company with, or sale of the Company or all or substantially all of its assets to, another company or persons then unaffiliated with the Company.

SECTION 4. DEFINITIONS.

     The term "employment with the Company" as used in this Option shall include Grantor's employment or relationship as an officer, employee, consultant or adviser with the Company or any affiliated company, provided that the Grantor renders regular services averaging in any 90-day period not less than fifteen (15) hours per week. "Employment with the Company" as herein used shall not be affected by Grantor's transfer of employment among the Company and any one or more affiliated companies. The term "affiliated company" means Survivor, any other wholly or principally owned subsidiary of the Company, and any joint venture or other business venture in which the Company or an affiliated company owns at least twenty-five percent (25%) of the equity and net profits interest.

Grantor's employment with the Company shall not be deemed terminated by death, by bona fide permanent or temporary disability or sick leave, by military leave or by leave (e.g., jury duty) required by law or legal process other than incarceration due to conviction of a felony crime. "Serious cause" as used in this Option shall have the same meaning as set forth on Schedule 3.1 to the Merger Agreement. "Cause" as used in this Option means any reason for termination other than serious cause.

SECTION 5. EXERCISE, PAYMENT AND DELIVERY OF MERGER SHARES.

     The Company may only exercise this Option by written notice to Grantor, accompanied by payment of the Exercise Price by means of cashier's or bank check, money order, or certified check. Notice of exercise of this Option may be made by first class mail, postage prepaid, overnight courier service, telegram or cable, or by any messenger service which regularly retains its delivery receipts. Exercise shall be deemed made when notice of exercise and payment of the Exercise Price are dispatched to Grantor.

     Upon due exercise of this Option as provided in this paragraph, all rights whatever of Grantor in and to the Exchange Shares, including ownership, voting rights and the right to receive dividends, shall cease and shall belong to the Company. Upon Grantor's receipt of the Exercise Price, Grantor shall within five (5) business days deliver to the Company all certificates evidencing the Exchange Shares (or if the Exchange Shares have been changed or converted into any other securities, certificates evidencing such other securities), each endorsed by Grantor with signature medallion guaranteed or accompanied by stock powers executed by Grantor, each signature being medallion guaranteed. Upon Grantor's failure to deliver such certificates properly endorsed or accompanied by signature-guaranteed stock powers, the Company shall have the right to compel their delivery by suit or other judicial action, at the sole cost of Grantor.

SECTION 6. COMBINATIONS, RECAPITALIZATIONS, ETC.

     The Merger Shares are shares of the common stock of the Company as currently constituted. If, prior to exercise of this Option, the Company shall one or more times effect any subdivision or consolidation of shares or other capital readjustment, a stock split or combination of shares (reverse stock split), or recapitalization or other increase or reduction of the number of shares of its common stock which has the effect of changing the Merger Shares into a different number of shares of the Company, then the shares into which the Merger Shares are changed shall be subject to this Option in lieu of the Merger Shares. If the Company is reorganized, merged, consolidated or party to a plan of exchange with another corporation pursuant to which shareholders of the Company receive any shares of stock or other securities, there shall be substituted for the Merger Shares subject to this Option the appropriate number of shares of each class of stock or other securities which were distributed to the Grantor in respect of the Merger Shares.

SECTION 7. LITIGATION.

     In the event of any litigation or proceeding arising as a result of any alleged breach or violation of this Agreement, Grantor's failure to deliver the Merger Shares upon proper exercise of this Option, or the failure of any representation or warranty herein of Grantor, the party or parties prevailing in such litigation or proceeding shall be entitled to collect all costs and expenses thereof, including reasonable attorneys' fees, from the party or parties therein not prevailing. The parties expressly agree that all shareholders of the Company at the time Grantor's employment with the Company terminates during the Option Period are and shall be third party beneficiaries of this provision, and any one or more of such shareholders may bring an action to compel the Company to redeem the Merger Shares if this Option becomes exercisable during the Option Period.

SECTION 8. MISCELLANEOUS PROVISIONS.

     This Option shall terminate only upon due exercise of this Option and delivery of the Merger Shares or expiration of the Option Period without such exercise. This Option is binding on the parties and their respective successors, assigns, heirs, legatees and legal representatives. Otherwise, neither party may assign this Option or any obligations or rights hereunder. The transfer agent and registrar of the Company may rely on a copy of this Option as its authority for the transfer of the Merger Shares following exercise and may rely on the written statement of the

Company that this Option has been duly exercised. Grantor is fully authorized and has all legal right and power to grant and perform as required under this Option.

     IN WITNESS WHEREOF, Grantor and the Company have executed this Option and initialed each preceding page hereof, on the date first above indicated.

GRANTOR:                            DIVERSIFIED TECHNOLOGIES, INC.



X                                   By
 --------------------------------      -----------------------------
            Signature                        Authorized Officer

Name
      ---------------------------

Title
      ---------------------------